INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 33-79010, No. 333-1268, No. 333-09785, No. 333-35507 and No. 333-35505 of
OrthoLogic Corp. on Form S-8 and Registration Statements No. 33-82050, No. 333-1558 and No. 333-62321 of OrthoLogic Corp. on Form S-3 of our reports dated January 26, 2000, except for the last paragraph of Note 12, as to which the date is February 28, 2000, appearing in and incorporated by reference in the Annual Report on Form 10-K of OrthoLogic Corp. for the year ended December 31, 1999.


/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
March 28, 2000